As filed with the Securities and Exchange Commission on April 4, 2003

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONEOK, INC.

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma (State or Other Jurisdiction of Incorporation or Organization)	73-1520922 (I.R.S. Employer Identification Number)

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jim Kneale

Senior Vice President, Treasurer and Chief Financial Officer

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

John R. Barker Gable & Gotwals 100 West Fifth Street, Suite 1100 Tulsa, Oklahoma 74103 (918) 595-4800	Stuart Gelfond Fried, Frank, Harris, Shriver, & Jacobson One New York Plaza New York, New York 10004 (212) 859-8000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        ☐    ___________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐    ___________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

$0.925 Series D Non-Cumulative Convertible Preferred Stock, par value $0.01 per share	21,815,386		$18.60	(1)	$405,766,179.60	$32,826.48

Common Stock, par value $0.01 per share (including preferred share rights) issuable upon conversion of $0.925 Series D Non-Cumulative Convertible Preferred Stock	21,815,386	(2)	N.A.		N.A.	(3)

Common Stock, par value $0.01 per share (including preferred share purchase rights)	4,714,434		$18.60	(4)	$87,688,472.40	$7,094

(1)	The registrant is hereby registering a class of convertible preferred securities and the publicly traded common stock which may be issued upon conversion thereof at the same time. The proposed offering price for the convertible security offered hereby will fluctuate based on the established market value of the common stock into which it may be converted. Accordingly, pursuant to Rule 457(i) and Rule 457(c), the registration fee is based upon the average of the high and low prices of ONEOK, Inc. common stock, as reported by the New York Stock Exchange for April 2, 2003.
(2)	Pursuant to Rule 416, an indeterminate number of additional shares of common stock are registered hereunder which may be issued in the event that applicable anti-dilution provisions with respect to the conversion of $0.925 Series D Non-Cumulative Convertible Preferred Stock become operative.
(3)	No additional consideration will be received upon conversion of the $0.925 Series D Non-Cumulative Convertible Preferred Stock into common stock, and accordingly no registration fee is payable pursuant to Rule 457(i).
(4)	Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(c) based on the average of the high and low prices of ONEOK, Inc. common stock as reported by the New York Stock Exchange on April 2, 2003.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Prospectus dated April 4, 2003

ONEOK, Inc.

Common Stock

$0.925 Series D Non-Cumulative

Convertible Preferred Stock

This prospectus relates to (1) 21,815,386 shares of $0.925 Series D Non-Cumulative Convertible Preferred Stock (or an equal number of shares of common stock into which the shares of $0.925 Series D Non-Cumulative Convertible Preferred Stock are converted) and (2) 4,714,434 shares of common stock that in either case may be offered from time to time by Westar Industries, Inc. We will not receive any of the proceeds from the sale of the shares of $0.925 Series D Non-Cumulative Convertible Preferred Stock or common stock offered by Westar Industries, Inc.

There is no established trading market for the $0.925 Series D Non-Cumulative Convertible Preferred Stock. Our common stock is listed and traded on the New York Stock Exchange under the symbol “OKE.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                 , 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholder identified in this prospectus or any prospectus supplement may sell from time to time, in one or more offerings, up to (1) 21,815,386 shares of Series D Non-Cumulative Convertible Preferred Stock (or an equal number of common stock into which the shares of Series D Non-Cumulative Convertible Preferred Stock are converted) and (2) 4,714,434 shares of common stock. The prospectus supplement or pricing supplement may also add, update, supplement or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits filed by us with the registration statement of which this prospectus is a part and our other filings with the Securities and Exchange Commission. You also should read this prospectus and any prospectus supplement or pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless we otherwise indicate or unless the context requires, all references in this prospectus to:

•	“ONEOK,” “we,” “our,” “us,” or similar references mean ONEOK, Inc. and its subsidiaries, predecessors and acquired businesses;

•	“Westar” mean, collectively, Westar Energy, Inc. and Westar Industries, Inc.;

•	“common stock” mean our common stock, par value $0.01 per share;

•	“Series D Convertible Preferred Stock” mean our $0.925 Series D Non-Cumulative Convertible Preferred Stock; and

•	share information are adjusted for our June 11, 2001 two-for-one stock split.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site that contains information we file electronically with the Securities and Exchange

Commission, which you can access over the Internet at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange (NYSE: OKE), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the Securities and Exchange Commission’s Public Reference Room or through its Web site.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference. We incorporate by reference the documents listed below.

•	our annual report on Form 10-K for the year ended December 31, 2002;

•	our current reports on Form 8-K dated January 6, 2003 (two reports), January 9, 2003, January 14, 2003 (two reports), January 17, 2003, January 23, 2003, January 31, 2003, February 3, 2003, February 5, 2003, February 6, 2003, February 25, 2003, February 28, 2003, and March 3, 2003;

•	the description of our Common Stock contained in our Form 8-A registration statement filed with the Securities and Exchange Commission on November 21, 1997, including any amendment or report filed for the purpose of updating that description; and

•	the description of our preferred share purchase rights contained in our Form 8-A registration statement, as amended, filed with the Securities and Exchange Commission on February 6, 2003, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention: Chief Financial Officer

Telephone: (918) 588-7000

We also incorporate by reference all future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or (i) after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) after the date of this prospectus and prior to the closing of the related offering made hereby. Those documents will become a part of this prospectus from the date that the documents are filed with the Securities and Exchange Commission.

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus, the applicable prospectus supplement or any applicable pricing supplement is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING INFORMATION

Some of the statements contained and incorporated in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus or the accompanying prospectus supplement identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the “Risk Factors” listed in our current report on Form 8-K dated January 14, 2003 and the following:

•	risks associated with any reduction in our credit ratings;

•	the effects of weather and other natural phenomena on sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;

•	further deregulation, or “unbundling,” of the natural gas business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our trading partners;

•	economic climate and growth in the geographic areas in which we do business;

•	the uncertainty of gas and oil reserve estimates;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•	the effects of changes in governmental policies and regulatory actions, including with respect to income taxes, environmental compliance, authorized rates and recovery of gas costs;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political dynamics in the Middle East or elsewhere;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock market returns;

•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	actions taken by Westar with respect to its investment in ONEOK, including, without limitation, the effect of a sale of our shares of common stock and preferred stock beneficially owned by Westar;

•	the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of the September 11, 2001 or other terrorist attacks; and

•	the other risks and other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

ABOUT ONEOK

ONEOK is a diversified energy company. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce oil and natural gas, extract, sell and market natural gas liquids and are engaged in the natural gas, crude oil and natural gas liquids marketing and trading business. We are the largest natural gas distributor in Kansas and Oklahoma, providing service as a regulated public utility to wholesale and retail customers. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas and in Kansas are Wichita, Topeka and Johnson County, which includes Overland Park, Kansas. In addition, as a result of the completion of our recent acquisition of the Texas assets of Southern Union Company, we are now the third largest natural gas distributor in Texas. Our largest markets in Texas are the Austin and El Paso metropolitan areas. We also own and operate an electric generating plant and engage in wholesale marketing of electricity. Our energy marketing and trading operations provide service throughout the United States.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED STOCK DIVIDEND REQUIREMENTS

Our ratio of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods shown is as follows:

For the years ended December 31,			For the years ended August 31,
2002	2001	2000	1999	1998
2.12x	1.24x	1.88x	1.85x	2.42x

For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividend requirements, “earnings” consists of income from continuing operations before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. “Fixed charges” consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases. “Preferred dividend requirements” consists of the pre-tax preferred dividend requirement.

TRANSACTION AGREEMENT WITH WESTAR

The Offering and The Repurchase

On January 9, 2003, we entered into a Transaction Agreement with Westar pursuant to which we agreed to use commercially reasonable efforts to effect an offering of our common stock and other securities, as we determined, prior to February 28, 2003 if permitted by capital market conditions, as determined by us in our sole discretion. On January 28, 2003, we satisfied our obligation by making concurrent public offerings of 12,000,000 million shares of our common stock at a public offering price of $17.19 per share and 14,000,000 of our 8.50% Equity Units, each with a stated value of $25 per unit. Upon exercise of the underwriters’ over-allotment options on January 30, 2003 and February 7, 2003, respectively, we issued an additional 2,100,000 of our 8.5% Equity Units and an additional 1,800,000 shares of our common stock on the same terms as in the original offerings. On February 5, 2003 we used $300 million to repurchase shares of our Series A Convertible Preferred Stock held by Westar. The price paid for each share of our Series A Convertible Preferred Stock in the repurchase was $17.19 per share less the per share costs covered by Westar’s share of the expenses of the offerings. Simultaneously with the repurchase, we modified the terms of the remaining shares of our Series A Convertible Preferred Stock by exchanging newly issued shares of our Series D Convertible Preferred Stock for all the shares of Series A Convertible Preferred Stock held by Westar that we did not repurchase.

On January 9, 2003, we also entered into a shareholder agreement and a registration rights agreement with Westar. These agreements became effective on February 5, 2003 and replaced the prior shareholder agreement and the prior registration rights agreement with Westar. See “Description of Capital Stock—Shareholder Agreement” and “Description of Capital Stock—Registration Rights Agreement.”

Westar Lock-ups

Westar agreed that, other than the repurchase, it would not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any transaction described in clause (i) or (ii) is to be settled for delivery of common stock or other securities, in cash or otherwise for a period beginning on January 9, 2003 and ending on August 4, 2003 (the 180th day from the closing of the repurchase and exchange). Westar also agreed not to engage in various transactions involving our securities pursuant to the Registration Rights Agreement, dated January 9, 2003 between Westar and us which is described under “Description of Capital Stock—Registration Rights Agreement.”

Shelf Registration

We agreed to file a registration statement on Form S-3 by April 6, 2003 in order to register for resale all of the shares of our common stock and our Series D Convertible Preferred Stock held by Westar as well as all of the shares of our common stock issuable upon conversion of those shares of our Series D Convertible Preferred Stock, which obligation we satisfied by filing the registration statement of which this prospectus forms a part. We agreed to use commercially reasonable efforts to have the shelf registration statement declared effective as promptly as practicable after filing and to use commercially reasonable efforts to maintain the effectiveness of the shelf registration statement. In connection with the filing of the shelf registration statement, we agreed to use commercially reasonable efforts to cause our shares of Series D Convertible Preferred Stock, if permitted by New York Stock Exchange rules, and the shares of common stock issuable upon conversion of our Series D Convertible Preferred Stock, to be listed on the New York Stock Exchange prior to any sale, transfer or conversion of the shares of our Series D Convertible Preferred Stock held by Westar.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue a total of 400,000,000 shares of all classes of stock. Of those authorized shares, 300,000,000 are shares of Common Stock, par value $0.01 per share, 74,815,366 shares of which were outstanding as of March 24, 2003, and 100,000,000 are shares of Preferred Stock, par value $0.01 per share. Of the Preferred Stock, there are 20,000,000 shares designated as Series A Convertible Preferred Stock, none of which was outstanding as of March 24, 2003, 30,000,000 shares designated as Series B Convertible Preferred Stock, none of which was outstanding on March 24, 2003, 1,000,000 shares designated as Series C Participating Preferred Stock, none of which was outstanding on March 24, 2003 and 21,815,386 shares designated as Series D Convertible Preferred Stock, all of which were outstanding on March 24, 2003, and all of which are convertible at the holder’s option into common stock subject to various conditions. In addition, there were 16,100,000 of our 8.50% Equity Units outstanding on March 24, 2003.

The additional shares of our authorized stock available for issuance might be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the shareholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying shareholders the potential to sell their shares at a premium and entrenching current management.

The following description is a summary of the material provisions of our capital stock and various provisions of our certificate of incorporation and by-laws. This summary is not intended to be complete and is qualified by reference to the provisions of applicable law and our certificate of incorporation and by-laws included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

As of March 24, 2003, there were approximately 13,087 holders of record. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable. Subject to any preferential rights of any prior ranking class or series of capital stock, including the preferred stock, holders of shares of common stock are entitled to receive dividends on that stock, payable either in cash, property or shares out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in our assets legally available for distribution to our shareholders in the event of liquidation, dissolution or winding-up. Subject to various exceptions, we will not be able to pay any dividend or make any distribution of assets on shares of our common stock until we pay dividends on any shares of preferred stock then outstanding with dividend or distribution rights senior to our common stock. Dividends on our Series D Convertible Preferred Stock are not cumulative to the extent not paid in full on each dividend payment date.

Holders of our common stock are entitled to one vote per share on all matters voted on by our shareholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that holders of more than one-half of the outstanding shares of our voting securities will be able to elect all of the directors then standing for election and holders of the remaining shares will not be able to elect any director. Westar may designate one director pursuant to the Shareholder Agreement, dated January 9, 2003, between Westar and us. See “Description of Capital Stock—Shareholder Agreement—Board Representation.”

Our board of directors may make rules and regulations concerning the transfer of shares of our common stock from time to time, in accordance with our by-laws.

Holders of our common stock will have no conversion, sinking fund or redemption rights.

Some provisions of the Oklahoma General Corporation Act, our certificate of incorporation and our by-laws may discriminate against holders of a substantial amount of the shares of our common stock. See “—Oklahoma Law” and “—Certificate of Incorporation and By-laws.” Similarly, some provisions of our certificate of incorporation and our by-laws may have the effect of delaying, deferring or preventing a change-in-control with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets.

Amended and Restated Rights Agreement

Under Oklahoma law, every corporation may create and issue rights entitling the holders of those rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of those rights.

On February 5, 2003, we entered into an Amended and Restated Rights Agreement, which amended and restated our prior rights agreement in its entirety. As with most rights agreements, the terms of our Amended and Restated Rights Agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability.

Our Amended and Restated Rights Agreement provides that each share of our common stock outstanding as of November 26, 1997 and issued between that date and a date determined pursuant to the Amended and Restated Rights Agreement, will have one right to purchase one one-hundredth of a share of preferred stock, designated as Series C Participating Preferred Stock, attached to it, at a purchase price of $40 per one one-hundredth of a share of preferred stock, subject to adjustment, as described below.

Initially, the rights under our Amended and Restated Rights Agreement are attached to outstanding certificates representing our common stock and no separate certificates representing the rights will be distributed. The rights will separate from our common stock and be represented by separate certificates on the earlier of the first date someone acquires beneficial ownership (as defined in the Amended and Restated Rights Agreement) of 15% or more of our outstanding common stock, subject to various exceptions, or approximately 10 days after someone commences or indicates an intent to commence a tender offer or exchange offer for 15% or more of our outstanding common stock. The person or group that acquires or indicates an intent to acquire stock as described in the immediately preceding sentence is referred to as an acquiring person.

Our Amended and Restated Rights Agreement specifically excludes as an acquiring person, among others, Westar, but only with respect to shares of our common stock (including shares of our common stock issuable upon conversion of our Series D Convertible Preferred Stock) beneficially owned by it as of the date of the Amended and Restated Rights Agreement, less any shares transferred to third parties thereafter.

All shares of our common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on February 5, 2013, unless we redeem or exchange them at an earlier time or upon the consummation of specified transactions.

If a person or group becomes an acquiring person, then each right not owned by that acquiring person or its affiliates, associates or transferees, will entitle its holder to purchase, within specified time periods and at the right’s then current purchase price, shares of our common stock (or, in limited circumstances, one one-hundredths of a share of Series C preferred stock) as equals the result obtained by:

•	multiplying the then current purchase price by the then number of one one-hundredths of a share of our preferred stock for which a right was exercisable immediately prior to the first occurrence of a person or group becoming an acquiring person; and

•	dividing that product by 50% of the then current per share market price of our common stock on the date of the first occurrence.

If, after a person or group becomes an acquiring person, and:

•	we are involved in a merger or consolidation with an interested shareholder or with any other person in a case where all holders of our common stock are not treated alike; or

•	we sell or transfer more than 50% of our assets or earning power to an interested shareholder or other person or, to any other person in a case where all holders of our common stock are not treated alike, each right entitles the holder to purchase, at the right’s then current purchase price, shares of common stock of the acquiring company as equal the result obtained by:

•	multiplying the then current purchase price by the number of one one-hundredths of a share of our preferred stock for which a right is then exercisable; and

•	dividing the product by 50% of the then current per share market price of the common stock of the acquiring company.

We may, at our option, at any time after any person becomes an acquiring person, exchange all or part of the then outstanding and exercisable rights for our common stock (or shares of our other equity securities, including one one-hundredths of a share of preferred stock, with equivalent rights and privileges as our common stock) at an exchange ratio of one share of our common stock per right, subject to adjustment, until the time that any person, together with its affiliates and associates, has become the beneficial owner of 50% or more of our outstanding common stock.

Our board of directors may, at its option, redeem all of the outstanding rights under our Amended and Restated Rights Agreement prior to the earlier of (1) the time that an acquiring person obtains 15% or more of our outstanding common stock or (2) the final expiration date of the rights. The redemption price under our Amended and Restated Rights Agreement is $0.005 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

Holders of rights have no rights as our shareholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each series or class the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or redemption, as are permitted by Oklahoma law and as are stated in the resolution or resolutions adopted by the board providing for the issuance of shares of that series or class.

One series of preferred stock, designated Series D Convertible Preferred Stock, is outstanding. In addition, our board has authorized series designated as Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, and has authorized a series designated as Series C Participating Preferred Stock which relates to our Amended and Restated Rights Agreement. The following is a description of our Series D Convertible Preferred Stock and our Series C Participating Preferred Stock. The following summary of terms of our preferred stock is not complete. You should refer to the provisions of our certificate of incorporation and the certificate of amendment relating to each series of the preferred stock which have been filed with respect to each previously designated series described above and which will be filed with the Securities and Exchange Commission at or prior to the time of issuance of any other particular series of preferred stock.

Series D Convertible Preferred Stock

Designation and Amount.    There are 21,815,386 shares of Series D Convertible Preferred Stock authorized. All authorized shares of Series D Convertible Preferred Stock are currently outstanding, are held by Westar and are fully paid and nonassessable.

Rank.    With respect to dividend rights and distribution of assets upon liquidation, dissolution or winding up of affairs, the Series D Convertible Preferred Stock ranks senior to shares of our common stock, or any class of our equity securities that by its terms is junior to the Series D Convertible Preferred Stock, and will not rank junior with respect to any class or series of preferred stock that we may issue, unless the holders of 66-2/3% of the outstanding shares of the Series D Convertible Preferred Stock consent to the creation of the class or any security convertible into shares of that class or series. We have agreed not to create, authorize or reclassify any authorized stock into any class of capital stock ranking prior to the Series D Convertible Preferred Stock.

Dividends.    We will pay or declare preferential cash dividends quarterly on each share of Series D Convertible Preferred Stock but those dividends are not cumulative to the extent they are not paid on any dividend payment date. If we do not pay dividends on the Series D Convertible Preferred Stock on the dividend payment date for any dividend period, dividends will not be subsequently paid for that dividend period.

Holders of the shares of our Series D Convertible Preferred Stock are entitled to receive, when and if declared by our board of directors, quarterly cash dividends in an amount per share equal to $0.23125.

Liquidation Preference.    The liquidation preference per share of Series D Convertible Preferred Stock will be equal to that payable per share of our common stock, as adjusted appropriately to reflect any stock split or similar events, assuming the conversion of all outstanding shares of Series D Convertible Preferred Stock immediately prior to the event triggering the liquidation preference, plus any dividends then due with respect to the Series D Convertible Preferred Stock.

Neither our merger or consolidation into or with one or more other corporations, nor the voluntary sale, conveyance, exchange or transfer of all or substantially all of our property or assets will be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of triggering a liquidation preference, unless that voluntary sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of our business.

Redemption.    We have the option to redeem all or a portion of the Series D Convertible Preferred Stock on or after August 1, 2006 at $20.00 per share if the closing price of our common stock has exceeded $25.00 for

30 consecutive trading days at any time prior to the date that we provide notice of our intention to redeem all or a portion of the Series D Convertible Preferred Stock.

Conversion Rights.    The Series D Convertible Preferred Stock is convertible at any time, at the holder’s option, except as otherwise provided below. Each share of Series D Convertible Preferred Stock is convertible into one share of our common stock, as adjusted appropriately to reflect any stock split, stock dividend, reserve stock split, or the issuance of rights or warrants, provided that Westar may only convert the shares of Series D Convertible Preferred Stock held by it if the aggregate of the regular dividends for the most recently completed fiscal year prior to conversion that would have been payable on all the shares of common stock issuable upon conversion of one share of Series D Convertible Preferred Stock is greater than $0.925 and such conversion would not subject us or our affiliates or Westar to the Public Utility Holding Company Act of 1935. In addition, Westar may generally convert any shares of our Series D Convertible Preferred Stock held by it into shares of common stock in connection with transfers made in compliance with the Shareholder Agreement.

We have agreed that we will have at all times reserved and kept available, out of our authorized and unissued stock, shares of our common stock in an amount sufficient for the conversion of all shares of Series D Convertible Preferred Stock then outstanding.

Voting Rights.    Holders of shares of Series D Convertible Preferred Stock will be entitled to vote together with holders of shares of our common stock, as a single class, with respect to:

•	any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the amendment by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, which relates to control share acquisitions, or would reasonably cause us to become subject to:

•	the control share acquisition statute; or

•	any other provisions that are substantially similar to the control share acquisition statute;

•	any proposal relating to the amendment by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes; and

•	any transaction or series of transactions that, if consummated, would constitute a change-in-control.

With respect to those matters, each share of Series D Convertible Preferred Stock will carry a number of votes equal to the number of votes carried by the number of shares of our common stock issuable upon conversion of one share of Series D Convertible Preferred Stock.

Holders of Series D Convertible Preferred Stock will not be entitled to vote in any election of directors to our board or on any matter submitted to our shareholders other than the foregoing and other than as required by law.

Potential Anti-Takeover Effect.    The issuance of our common stock into which the Series D Convertible Preferred Stock is convertible or exchangeable, together with the provisions of the Shareholder Agreement that we entered into with Westar that are described below, may have anti-takeover implications. The combined effect of these issuances and the Shareholder Agreement may be to discourage or render more difficult a merger, tender offer or proxy contest involving us, or to deter a third party from seeking to acquire control of us.

Series C Participating Preferred Stock

In connection with our Amended and Restated Rights Agreement, our board of directors established a series of preferred stock, designated as Series C Participating Preferred Stock. Holders of the Series C Participating Preferred Stock are entitled to receive, when, as and if declared by our board of directors, in preference to the holders of our common stock, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or those other dates as our board of directors deems appropriate, in an amount per share equal to the greater of $1 or subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in our common stock, payable on our common stock. The Series C Participating Preferred Stock dividends are cumulative but do not bear interest. Shares of Series C Participating Preferred Stock are not redeemable. Subject to adjustment, each share of Series C Participating Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of our shareholders and, during a certain dividend default period, holders of the Series C Participating Preferred Stock have other special voting rights. If we liquidate, dissolve or wind up our affairs, holders of Series C Participating Preferred Stock are entitled to priority over the holders of shares of our common stock or other junior ranking stock. See “Description of Capital Stock—Amended and Restated Rights Agreement.”

8.50% Equity Units

In January 2003, we conducted a public offering of 16,100,000 of our 8.50% Equity Units. Each Equity Unit has a stated amount of $25 and consists of a purchase contract issued by us and, initially, $25 principal amount of our senior notes due February 16, 2008, referred to as a Corporate Unit.

Purchase Contract

The purchase contract obligates holders to purchase from us, no later than February 16, 2006, for a price of $25 in cash, the following number of shares of our common stock, subject to anti-dilution adjustments:

•	if the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to February 16, 2006 equals or exceeds $20.63, 1.2119 shares of our common stock;

•	if the average closing price of our common stock over the same period is less than $20.63, but greater than $17.19, a number of shares of our common stock having a value, based on the 20-trading day average closing price, equal to $25; and

•	if the average closing price of our common stock over the same period is less than or equal to $17.19, 1.4543 shares of our common stock.

The holders of the 8.50% Equity Units can settle a purchase contract at any time prior to the fifth business day immediately preceding February 16, 2006 by paying $25 cash in return for 1.2119 shares of our common stock.

Payments

We pay holders of our 8.50% Equity Units quarterly contract adjustment payments at a rate of 4.5% per year of the stated amount of $25 per Equity Unit, or $1.125 per year. In addition, the senior notes initially bear interest at a rate of 4.0% per year, payable quarterly.

Remarketing

A remarketing agent will use its reasonable efforts to remarket the senior notes on the third business day immediately preceding November 16, 2005, referred to as the initial remarketing date. In order to successfully remarket the senior notes, the remarketing agent may reset the interest rate on the senior notes. The reset interest rate will be the interest rate determined by the remarketing agent as the rate the senior notes should bear in order for the senior notes comprising a part of the Corporate Units to have an approximate market value on the remarketing date of 100.50% of the purchase price of the portfolio of U.S. Treasury securities (discussed below), in the case of a remarketing prior to the final remarketing date (discussed below), or 100.50% of the aggregate principal amount of the senior notes, in the case of the final remarketing date. The interest rate on the senior notes will not be reset if there is not a successful remarketing.

If the remarketing of the senior notes on the initial remarketing date is not successful or does not occur because a condition precedent is not satisfied, the remarketing agent will use its reasonable efforts to remarket the senior notes on the third business day immediately preceding February 16, 2006, referred to as the final remarketing date.

If there is a successful remarketing prior to the third business day immediately preceding February 16, 2006, or if a redemption occurs prior to February 16, 2006, the senior notes comprising a part of the Corporate Units will be replaced by a portfolio of 2.5% undivided beneficial interests in zero-coupon U.S. Treasury securities, each with a principal amount of $1,000, that mature on February 15, 2006, referred to as U.S. Treasury securities.

If the senior notes have not been successfully remarketed on or prior to the final remarketing date, the interest rate on the senior notes will not be reset and holders of all senior notes will have the right to put the senior notes to us on February 16, 2006 at a put price equal to $25 per senior note, plus accrued and unpaid interest.

A holder of a senior note that is part of a Corporate Unit will be deemed to have automatically exercised this put right unless, prior to the second business day immediately preceding February 16, 2006, such holder provides a written notice of an intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding February 16, 2006 delivers to the collateral agent $25 in cash. Unless a Corporate Unit holder has settled the related purchase contracts with separate cash on or prior to February 16, 2006, $25 of the put price will be delivered to the collateral agent, who will apply such amount in satisfaction of such Corporate Unit holder’s obligations under the related purchase contract on February 16, 2006. Any remaining amount of the put price following satisfaction of the purchase contract will be paid to such Corporate Unit holder.

Redemption

The senior notes are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a specified tax event or an accounting event at any time prior to the earlier of the date of a successful remarketing and February 16, 2006. Following any such redemption of the senior notes, the redemption price for the senior notes that are a component of Corporate Units will be paid to the collateral agent who will purchase the U.S. Treasury securities portfolio and remit any remaining proceeds to the holders. Thereafter, the applicable ownership interest in the U.S. Treasury securities portfolio will replace the senior notes as a component of the Corporate Units and will be pledged to us through the collateral agent. Holders of senior notes that are not a component of Corporate Units will receive the redemption price paid in such special event redemption.

Creation of Treasury Units and Corporate Units

Holders can create Treasury Units from Corporate Units by substituting U.S. Treasury securities for the senior notes or their applicable ownership interest in the U.S. Treasury securities portfolio comprising a part of the Corporate Units, and holders can recreate Corporate Units by substituting senior notes or their applicable ownership interest in the U.S. Treasury securities portfolio for the U.S. Treasury securities comprising a part of the Treasury Units. The senior notes or, if substituted for the senior notes, the U.S. Treasury securities or a holder’s applicable ownership interest in the portfolio of U.S. Treasury securities, as the case may be, will be pledged to us to secure the holder’s obligation under the related purchase contract.

Preemptive Rights

No holder of any shares of any class of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities, convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

Shareholder Agreement

On January 9, 2003, we entered into a Shareholder Agreement with Westar.

Standstill

The Shareholder Agreement provides, among other things, that Westar is prohibited from taking various actions, including, without limitation:

•	the acquisition of any of our securities;

•	the deposit of our equity securities in a voting trust or subjecting of those equity securities to any similar arrangement or proxy with respect to the voting of those equity securities;

•	the commencement of a merger, acquisition or other business combination transaction relating to us; and

•	engagement in any other action, either alone or in concert with others, to seek to control or influence our management, board of directors or policies.

Restrictions on transfer

During the term of the Shareholder Agreement, Westar is prohibited, without our prior written consent, from transferring any of our equity securities except:

•	transfers of equity securities representing voting power of less than 5%, provided that the transferee does not have a voting ownership percentage of more than 5% immediately prior to the transfer;

•	in a bona fide underwritten public offering pursuant to the Registration Rights Agreement;

•	pursuant to a pro rata distribution to the shareholders of Westar; and

•	transfers to affiliates, provided that the party to whom the equity securities are transferred agrees to be bound by the terms of the Shareholder Agreement.

In addition, in the event that a third party commences a tender offer and our Amended and Restated Rights Agreement is inapplicable to that tender offer, Westar may tender a proportionate amount of our equity securities held by it into that tender offer.

Voting

During the term of the Shareholder Agreement, Westar has agreed to vote all voting securities that it owns as follows:

•	with respect to the election of directors, in favor of the election of all candidates for director nominated by our board of directors;

•	with respect to any proposal initiated by any of our shareholders relating to the redemption of the rights issued pursuant to the rights agreement or any modification of the rights agreement (other than nonbinding precatory resolutions), in accordance with the recommendation of our board;

•	with respect to any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the amendment to our certificate of incorporation,

which we refer to as the “opt out amendment,” by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, which relates to control share acquisitions, or would reasonably cause us to become subject to the control share acquisition statute or any other provisions that are substantially similar to the control share acquisition statute, Westar has the right to abstain or vote against such amendment;

•	with respect to any transaction or series of transactions constituting a change-in-control, in its sole discretion; and

•	with respect to all other matters, in its sole discretion those shares of common stock owned by Westar that were not acquired as a result of the conversion of shares of our Series D Convertible Preferred Stock, and must vote all other voting securities held by Westar in the same proportion as all voting securities voted on the matter are voted by our other shareholders.

Board Representation

Westar is entitled to designate one director to our board of directors, but it has not done so as of the date of this prospectus. Westar’s designee does not have the right to sit on any committee of our board of directors.

Term

The Shareholder Agreement will terminate if, among other things, the ownership of our common stock by Westar, its affiliates or any members of a group of persons that includes Westar or any of its affiliates which would be required under Section 13(d) of the Securities Exchange Act of 1934 to file a statement on Schedule 13D (assuming, for this purpose, the conversion of the Series D Convertible Preferred Stock into common stock) falls below 10% of all common stock issued and outstanding (again, assuming the conversion of the Series D Convertible Preferred Stock); however, in the event that the Shareholder Agreement is terminated for that reason, the standstill provisions described above will remain in effect until November 26, 2012.

Registration Rights Agreement

On January 9, 2003, we entered into a Registration Rights Agreement with Westar.

If at any time we propose to make an underwritten public offering of our common stock, Westar is entitled to notice of the registration and to include shares in the offering, provided the shares held by Westar can be limited or excluded if, in the underwriters’ opinion, the inclusion of the shares of common stock held by Westar create a substantial risk that the price per share of common stock that we will derive from the sale will be materially and adversely affected or that the number of shares of common stock (including the shares held by Westar) is greater than the number that can reasonably be sold.

We agreed to file a registration statement on Form S-3 by April 6, 2003 in order to register for resale all of the shares of our common stock and our Series D Convertible Preferred Stock held by Westar as well as all of the shares of our common stock issuable upon conversion of those shares of our Series D Convertible Preferred Stock, which obligation we satisfied by filing the registration statement of which this prospectus forms a part. We have also filed a shelf registration statement on Form S-3 in order to register our debt securities, common stock, preferred stock, purchase contracts and purchase contract units and preferred trust securities of ONEOK Capital Trust I and ONEOK Capital Trust II. Each of Westar and us must provide the other party with a lock-up notice if it intends to effect an underwritten offering of common stock or Series D Convertible Preferred Stock pursuant to a shelf registration statement. If we receive a lock-up notice from Westar, we can give Westar a pre-emptive notice within 5 business days of its notice indicating that we will use commercially reasonable efforts to promptly effect a shelf takedown. We will have 30 business days from the date of our pre-emptive notice to effect the shelf takedown. If we do not effect a shelf takedown within 30 business days, Westar may effect a shelf takedown within 15 business days thereafter. We may only deliver one pre-emptive notice in any twelve-month period. In the event that either party effects a shelf takedown, the other party agrees, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable for common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any transaction described in clause (i) or (ii) is to be settled for delivery of common stock or other securities, in cash or otherwise, during the period beginning on the date of the lock-up notice and ending up to 90 days after the date of the prospectus supplement with respect to the shelf takedown.

In addition, subject to various requirements, we are entitled to postpone and delay for a reasonable period of time, not to exceed 90 days, any shelf takedown proposed by Westar if we determine that the shelf takedown would (i) in the good faith judgment of our board of directors, unreasonably impede, delay or otherwise interfere with any pending or contemplated financing (other than a shelf takedown) or (ii) based upon advice from our investment banker or financial advisor, adversely affect any pending or contemplated offering or sale of any class of securities by us. Moreover, subject to various requirements, we are entitled to postpone and delay for a reasonable period, not to exceed 30 days, any shelf takedown if we determine that the shelf takedown would, in the good faith judgment of our board of directors require disclosure of material non-public information. Westar may not effect more than two shelf takedowns in any twelve-month period.

The Registration Rights Agreement will terminate, among other reasons, when Westar may freely offer for sale shares of our common stock and our Series D Convertible Preferred Stock without any restriction as to manner of sale and volume imposed by the Securities Act of 1933. For example, if Westar held its shares for two years and was no longer an affiliate, it could freely sell its shares under Rule 144 of the Securities Act of 1933.

Oklahoma Law

Oklahoma Takeover Statute

We are subject to Section 1090.3 of the Oklahoma General Corporation Act. In general, Section 1090.3 prevents an “interested shareholder” from engaging in a “business combination” with an Oklahoma corporation for three years following the date that person became an interested shareholder, unless:

•	prior to the date that person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

•	upon consummation of the transaction that resulted in the interested shareholder’s becoming an interested shareholder, the interested shareholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•	on or subsequent to the date of the transaction in which that person became an interested shareholder, the business combination is approved by our board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested shareholder.

Section 1090.3 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested shareholder;

•	any sale, transfer, pledge or other disposition involving an interested shareholder of 10% or more of the assets of the corporation;

•	subject to limited exceptions, any transaction that results in the issuance or transfer by the corporation of the stock of the corporation to an interested shareholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

For purposes of the description above and Section 1090.3, the term “corporation” also includes our majority-owned subsidiaries. In addition, Section 1090.3, defines an “interested shareholder” as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person.

Oklahoma Control Share Act

Our certificate of incorporation provides that we are not subject to the Oklahoma Control Share Act. With exceptions, this act prevents holders of more than 20% of the voting power of the stock of an Oklahoma corporation from voting their shares. If we were to become subject to the Oklahoma Control Share Act in the future, this provision may delay the time it takes anyone to gain control of us.

Certificate of Incorporation and By-laws

Exculpation

Our certificate of incorporation provides that our directors and officers will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless:

•	the director or officer has breached his or her duty of loyalty to the corporation or its shareholders;

•	the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•	the director served at the time of payment of an unlawful dividend or an unlawful stock purchase or redemption, unless the director was absent at the time the action was taken or dissented from the action; or

•	the director or officer derived an improper personal benefit from the transaction.

Indemnification

We will generally indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she:

•	is or was our director, officer, employee or agent; or

•	while our director, officer, employee or agent is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Any indemnification of our directors, officers or others pursuant to the foregoing provisions for liabilities arising under the Securities Act of 1933 are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act of 1933 and are unenforceable.

Shareholder Action; Special Meeting of Shareholders

Our certificate of incorporation eliminates the ability of our shareholders to act by written consent. Our by-laws provide that special meetings of our shareholders may be called only by a majority of the members of our board of directors.

Advance Notice Requirements for Shareholder Proposals

At any meeting of our shareholders, the only business that shall be brought before the meeting is that which is brought:

•	pursuant to our notice of meeting;

•	by or at the discretion of our board of directors; or

•	by any of our shareholders of record at the time the notice is given, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth herein.

For business to be properly brought before a meeting by a shareholder pursuant to the immediately preceding clause, the shareholder must have given timely notice in writing to our secretary. To be timely as to an annual meeting of shareholders, a shareholder’s notice must be received at our principal executive offices not less than 120 calendar days before the date our proxy statement is released to shareholders in connection with the previous year’s annual meeting; provided however, that if the date of the meeting is changed by more than 30 days from the date of the previous year’s meeting, notice must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of that date was made. To be timely as to a special meeting of shareholders, a shareholder notice must be received not later than the call of the meeting as provided in our by-laws. The shareholder notice shall set forth as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of and the reasons for proposing the matter at the meeting;

•	the name and address, as they appear on our books, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

•	the class and number of shares that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is made; and

•	any material interest of the shareholder of record and the beneficial owner, if any, on whose behalf the proposal is made, in the proposal.

These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders.

Higher Vote for Some Business Combinations and Other Actions

Subject to various exceptions, including acquiring 85% of the outstanding shares less shares owned by related persons in a single transaction, a business combination (including, but not limited to, a merger or consolidation, the sale, lease, exchange, transfer or other disposition of our assets in excess of $5,000,000, various issuances and reclassifications of securities and the adoption of a plan or proposal for liquidation or dissolution) with or upon a proposal by a related person, who is a person that is the direct or indirect beneficial owner of more than 10% of the outstanding voting shares of our stock (subject to various exceptions), and any affiliates of that person, shall require, in addition to any approvals required by law, the approval of the business combination by either:

•	a majority vote of all of the independent directors; or

•	the holders of at least 66-2/3% of the outstanding shares otherwise entitled to vote as a single class with the Common Stock to approve the business combination, excluding any shares owned by the related person.

In addition, our certificate of incorporation provides that our by-laws may only be adopted, amended or repealed by a majority of the board of directors or by 80% of our shareholders, voting as a class. Our certificate of incorporation also requires the affirmative vote of 80% of our shareholders to amend, repeal or adopt provisions in our certificate of incorporation relating to, among other things,

•	the number of directors and the manner of electing those directors, including the election of directors to newly created directorships;

•	provisions relating to changes in the by-laws;

•	a director’s personal liability to us or our shareholders;

•	shareholder ratification of various contracts, transactions and acts; and

•	voting requirements for approval of business combinations.

Transactions with Interested Parties

Our certificate of incorporation provides that, in the absence of fraud, no contract or other transaction will be affected or invalidated by the fact that any of our directors are in any way interested in or connected with any other party to the contract or transaction or are themselves parties to the contract or transaction, provided that the interest is fully disclosed or otherwise known to our board of directors at the meeting of the board at which the contract or transaction is authorized or confirmed, and provided further that a quorum of disinterested directors is present at the meeting of our board of directors authorizing or confirming the contract or transaction and the contract or transaction is approved by a majority of the quorum, and no interested director votes on the contract or transaction. Any contract, transaction or act entered into or taken by us or our board or any committee thereof that is ratified by a majority of a quorum of the shareholders having voting power at any annual meeting, or any special meeting called for that purpose, will be valid and binding as though ratified by all of our shareholders. Any director may vote upon any contract or other transaction between us and any subsidiary corporation without regard to the fact that he is also a director of that subsidiary corporation. No contract or agreement between us and any other corporation or party that owns a majority of our capital stock or any subsidiary of that other corporation shall be made or entered into without the affirmative vote of a majority of the whole board of directors at a regular meeting of the board.

Transfer Agent and Registrar

The current transfer agent and registrar for our common stock and our preferred stock is UMB Bank, N.A., Kansas City, Missouri.

USE OF PROCEEDS

All of the proceeds from the sale of the common stock and Series D Convertible Preferred Stock offered by this prospectus will go to the selling stockholder. We will not receive any proceeds from the sale of the common stock or Series D Convertible Preferred Stock offered by the selling stockholder. In addition, we will receive no proceeds from the conversion, if any, of the Series D Convertible Preferred Stock into common stock.

SELLING STOCKHOLDER

The shares offered hereby are owned by Westar Industries, Inc. The following table sets forth (i) the number and percent of shares offered hereby that Westar Industries, Inc. beneficially owned as of March 24, 2003 and prior to this offering; (ii) the number of shares that Westar is offering for resale pursuant to this prospectus; and (iii) the number and percent of shares to be held by Westar Industries, Inc. assuming all of the shares offered hereby are sold. Shares that may be acquired by a person within 60 days are deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned by that person. As of March 24, 2003, there were 74,815,366 shares of common stock outstanding.

	Title of Class	Beneficial Ownership as of March 24, 2003 and Prior to this Offering				Number of Shares Covered by this Prospectus		Shares beneficially owned after the sale of Shares Covered by this Prospectus
Name and Address		Shares		Percent of Class				Shares	Percent of Class
Westar Industries, Inc. 818 Kansas Avenue Topeka, KS 66612	Series D Convertible Preferred Stock	21,815,386		100%		21,815,386		0	0%

Westar Industries, Inc. 818 Kansas Avenue Topeka, KS 66612	Common Stock	4,714,434	(1)(2)	6.3	%(2)	4,714,434	(2)	0	0%

(1)	Includes shares of common stock directly held.

(2)	Excludes 21,815,386 shares of common stock issuable upon conversion of 21,815,386 shares of Series D Convertible Preferred Stock into our common stock at a ratio of one share of Series D Convertible Preferred Stock to one share of common stock (assuming no anti-dilution adjustments), subject to various conditions. The shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock are not deemed to be outstanding for the purposes of percentage ownership of common stock. In the Schedule 13D filed with the Securities and Exchange Commission on February 6, 2003, Westar disclaimed beneficial ownership of the shares of common stock into which the shares of Series D Convertible Preferred Stock convert. In that Schedule 13D, Westar noted that the conditions for conversion were not expected to occur within 60 days of the filing. However, if the shares of Series D Convertible Preferred Stock are sold to non-affiliates of Westar, the Series D Convertible Preferred Stock is immediately convertible into common stock.

PLAN OF DISTRIBUTION

The selling stockholder and Westar Energy, Inc. as a potential transferee of the selling stockholder may, from time to time, sell any or all of the shares of common stock and Series D Convertible Preferred Stock covered by this prospectus. We will pay the costs and fees of registering the common stock and the Series D Convertible Preferred Stock, but the selling stockholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The selling stockholder may sell the common stock and/or Series D Convertible Preferred Stock offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The name of the underwriter, dealer or agent involved in the offer and sale of the common stock and/or Series D Convertible Preferred Stock, the amounts underwritten and the nature of its obligation to take the common stock and/or Series D Convertible Preferred Stock will be provided in the applicable prospectus supplement to the extent required by applicable law.

The selling stockholder may sell the common stock and/or Series D Convertible Preferred Stock on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholder may sell some or all of the common stock and/or Series D Convertible Preferred Stock through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

There is no established trading market for Series D Convertible Preferred Stock.

When selling the shares, the selling stockholder may enter into hedging transactions. For example, it may:

•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell the shares short themselves and redeliver those shares to close out their short positions;

•	enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. However, the selling stockholder and any broker-dealers involved in the sale or resale of the shares may qualify as underwriters within the meaning of Section 2(a)(11) of the Securities Act of 1933. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act of 1933. If the selling stockholder qualifies as an underwriter, it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act of 1933.

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or agents in connection with the proposed sale of the shares. If the selling stockholder notifies us that it has entered into a material arrangement with an underwriter, broker-dealer or agent for the sale of the shares, a supplement to this prospectus will be filed, if required pursuant to Rule 424(b) under the Securities Act of 1933.

In addition to selling shares under this prospectus, the selling stockholder may:

•	agree to indemnify any broker dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933;

•	transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer; or

•	sell its shares under Rule 144 of the Securities Act of 1933 rather than under this prospectus, if the transaction meets the requirements of Rule 144.

We have informed the selling stockholder that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

We have agreed to indemnify the selling stockholder against certain liabilities arising in connection with this offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the selling stockholder may be required to make in that respect.

We will make copies of this prospectus available to the selling stockholder and have informed it of the requirement for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

The selling stockholder also may transfer shares to Westar Energy, Inc. In that event, the number of shares beneficially owned by the selling stockholder will decrease as and when the selling stockholder transfers its shares. The plan of distribution for the shares being offered and sold under this prospectus will otherwise remain unchanged, except that in that event Westar Energy, Inc. would be a selling stockholder for purposes of this prospectus.

Sales of a substantial number of shares of common stock and/or our Series D Convertible Preferred Stock by the selling stockholder, or the perception that sales could occur, could adversely affect the market price for shares of our common stock.

There can be no assurance that the selling stockholder will sell any or all of their shares covered by this prospectus.

LEGAL MATTERS

The validity of the securities will be passed on for ONEOK by Gable & Gotwals, Tulsa, Oklahoma.

EXPERTS

The consolidated financial statements of ONEOK and its subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to a change in accounting for goodwill and other intangible assets in 2002, for derivative instruments and hedging activities in 2001 and for energy trading contracts in 2000.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$39,920
Legal fees and expenses	75,000
Printing and engraving	50,000
Accounting Fees and Expenses	80,000
Blue sky fees and expenses	5,000
Miscellaneous	5,080

$255,000

Item 15.    Indemnification of Directors and Officers.

ONEOK, Inc. (the “Company”), as an Oklahoma corporation, is empowered by section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise. Article VIII of the by-laws of the Company provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by Oklahoma law as now or hereafter enforced, including the advance of related expenses. In addition, indemnification agreements, the form of which has been previously approved by the shareholders of the Company, have been entered into between the Company and each of its directors and executive officers.

The certificate of incorporation of the Company provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which would involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Pursuant to Article VIII of the by-laws of the Company, upon authorization and determination (i) by the board of directors by a majority of a quorum consisting of directors who were not parties to the action, suit, or proceeding involved; (ii) if such a quorum is not obtainable, or even if obtainable and a quorum of disinterested directors so directs, by independent counsel in a written opinion; or (iii) by the shareholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

The indemnification agreements referred to above provide that the Company is obligated to indemnify the specified director or executive officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or executive officer, the Company is obligated to advance expenses for defense of a claim made against the director or executive officer. The obligation of the Company to indemnify the director or executive officer is subject to applicable law and the determination by a “reviewing party” selected by the board of directors that the director or executive officer is entitled to indemnification. In addition, the agreements obligate the Company to indemnify the specified executive officer or director to the extent of the Company’s recoveries under insurance policies regardless of whether the director or executive officer is ultimately determined to be entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the reviewing party appointed by the board of directors.

Under an insurance policy obtained by the Company, coverage of Company officers and directors against liability for neglect, errors, omissions or breaches of duty in their capacities as such is provided for both the Company, to the extent that it is obligated to indemnify such officers and directors, and the officers and directors themselves. Additional coverage is provided to the Company for claims arising from any such conduct in connection with any purchase or sale of, or any offer to purchase or sell, securities issued by the Company. Such coverage is provided in the amount of $200,000,000, with a retained limit by the Company of $250,000. The insurance company is obligated to pay any covered loss in excess of the $250,000 retained limit and covered defense costs from the first dollar, up to the policy limit of $200,000,000. Among the policy exclusions are those which exclude coverage for accounting for profits made within the meaning of Section 16(b) of the Securities Exchange Act of 1934, claims based upon or attributable to directors and officers gaining any personal profit or advantage to which such individuals are not legally entitled, and for any claims brought about or attributable to the dishonesty of an officer or director.

It is recognized that the above-summarized provisions of the Company’s by-laws, the indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act may be sufficiently broad to indemnify officers, directors and controlling persons of the Company against liabilities arising under such act.

The Company and Westar have entered into a Registration Rights Agreement that provides for indemnification of the Company’s directors, officers, employees and controlling persons, if any, in any offering or sale of shares of common stock or Series D Convertible Preferred Stock held by Westar or any shares of common stock issued upon conversion of the Series D Convertible Preferred Stock held by Westar, against any claims (including amounts paid in settlement), or actions or proceedings in respect thereof, arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in such registration statement or prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by Westar or an agent or underwriter thereof expressly for use therein.

The Company and Westar may enter into an underwriting agreement with underwriters that provides for indemnification of the Company’s directors, officers, employees and controlling persons, if any, in any offering or sale of shares of common stock or Series D Convertible Preferred Stock held by Westar or any shares of common stock issued upon conversion of the Series D Convertible Preferred Stock held by Westar, against any claims (including amounts paid in settlement), or actions or proceedings in respect thereof, arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in such registration statement or prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by Westar or an agent or underwriter thereof expressly for use therein.

Item 16.    Exhibits.

Exhibit Number		Description

1.1	*	Form of Underwriting Agreement relating to Common Stock.

1.2	*	Form of Underwriting Agreement relating to Series D Cumulative Non-Convertible Preferred Stock.

4.1

Certificate of Incorporation of the Company, filed May 16, 1997 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4, as amended (Commission File No. 333-27467)).

4.2		Certificate of Merger of the Company, filed November 26, 1997 (incorporated by reference to Exhibit (1)(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998).

4.3

Amended Certificate of Incorporation of the Company, filed January 16, 1998 (incorporated by reference to Exhibit (1)(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998).

4.4

Amendment to Certificate of Incorporation of the Company, filed May 23, 2001 (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-3, as amended (Commission File No. 333-65392)).

4.5		By-laws of the Company, as amended (incorporated by reference to Exhibit (3)(d) to the Company’s Annual Report on Form 10-K for the year ended August 31, 1999).

4.6

Certificate of Designation for Convertible Preferred Stock of the Company filed November 26, 1997 (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-4, as amended (Commission File No. 333-27467)).

4.7

Certificate of Designation for Series C Participating Preferred Stock of the Company, filed November 26, 1998 (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the Commission on November 26, 1997).

4.8		Form of Common Stock Certificate (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the Commission on November 21, 1997).

4.9

Amended and Restated Rights Agreement, dated February 5, 2003, between the Company and UMB Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on February 6, 2003).

4.10

Shareholder Agreement, dated January 9, 2003, among the Company, Westar Energy, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on January 10, 2003).

4.11

Amendment No. 1 to Shareholder Agreement, dated February 5, 2003, among the Company, Westar Energy, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 7, 2003).

4.12

Registration Rights Agreement, dated January 9, 2003, among the Company, Westar Energy, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on January 10, 2003).

4.13

Form of $0.925 Series D Non-Cumulative Convertible Preferred stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 7, 2003).

4.14

Form of Certificate of Designations, Powers, Preferences and Relative, Participating, Optional or Other Rights and the Qualifications, Limitations or Restrictions Thereof, of $0.925 Series D Non-Cumulative Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 10, 2003).

Exhibit Number		Description

4.15

Transaction Agreement, dated January 9, 2003, among the Company, Westar Energy, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 10, 2003).

5.1	†	Opinion of Gable & Gotwals regarding the validity of the Securities.

12.1	†	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements.

23.1	†	Consent of KPMG LLP.

23.2	†	Consent of Gable & Gotwals (included in Exhibit 5.1).

24.1		Powers of Attorney (included on the signature page of this Registration Statement).

*	To be filed by amendment or as an exhibit to a current report on Form 8-K.
†	Filed herewith.

Item 17.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 4th day of April, 2003.

ONEOK, INC.

By:	/s/ Jim Kneale
Jim Kneale Senior Vice President, Treasurer and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Jim Kneale and John A. Gaberino, Jr., and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 4th day of April, 2003.

Signature	Title

/s/ David L. Kyle David L. Kyle	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Edwyna G. Anderson Edwyna G. Anderson	Director

/s/ William M. Bell William M. Bell	Director

/s/ William L. Ford William L. Ford	Director

Signature	Title

/s/ Pattye L. Moore Pattye L. Moore	Director

/s/ Bert H. Mackie Bert H. Mackie	Director

/s/ Jim Kneale Jim Kneale	Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)

/s/ Douglas A. Newsom Douglas A. Newsom	Director

/s/ Gary D. Parker Gary D. Parker	Director

/s/ J.D. Scott J.D. Scott	Director

/s/ Beverly Monnet Beverly Monnet	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number		Description

1.1	*	Form of Underwriting Agreement relating to Common Stock.

1.2	*	Form of Underwriting Agreement relating to Series D Cumulative Non-Convertible Preferred Stock.

4.1

Certificate of Incorporation of the Company, filed May 16, 1997 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4, as amended (Commission File No. 333-27467)).

4.2		Certificate of Merger of the Company, filed November 26, 1997 (incorporated by reference to Exhibit (1)(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998).

4.3

Amended Certificate of Incorporation of the Company, filed January 16, 1998 (incorporated by reference to Exhibit (1)(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998).

4.4

Amendment to Certificate of Incorporation of the Company, filed May 23, 2001 (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-3, as amended (Commission File No. 333-65392)).

4.5		By-laws of the Company, as amended (incorporated by reference to Exhibit (3)(d) to the Company’s Annual Report on Form 10-K for the year ended August 31, 1999).

4.6

Certificate of Designation for Convertible Preferred Stock of the Company filed November 26, 1997 (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-4, as amended (Commission File No. 333-27467)).

4.7

Certificate of Designation for Series C Participating Preferred Stock of the Company, filed November 26, 1998 (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the Commission on November 26, 1997).

4.8		Form of Common Stock Certificate (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the Commission on November 21, 1997).

4.9

Amended and Restated Rights Agreement, dated February 5, 2003, between the Company and UMB Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on February 6, 2003).

4.10

Shareholder Agreement, dated January 9, 2003, among the Company, Westar Energy, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on January 10, 2003).

4.11

Amendment No. 1 to Shareholder Agreement, dated February 5, 2003, among the Company, Westar Energy, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 7, 2003).

4.12

Registration Rights Agreement, dated January 9, 2003, among the Company, Westar Energy, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on January 10, 2003).

4.13

Form of $0.925 Series D Non-Cumulative Convertible Preferred stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 7, 2003).

4.14

Form of Certificate of Designations, Powers, Preferences and Relative, Participating, Optional or Other Rights and the Qualifications, Limitations or Restrictions Thereof, of $0.925 Series D Non-Cumulative Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 10, 2003).

EI-1

Exhibit Number		Description

4.15

Transaction Agreement, dated January 9, 2003, among the Company, Westar Energy, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 10, 2003).

5.1	†	Opinion of Gable & Gotwals regarding the validity of the Securities.

12.1	†	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements.

23.1	†	Consent of KPMG LLP.

23.2	†	Consent of Gable & Gotwals (included in Exhibit 5.1).

24.1		Powers of Attorney (included on the signature page of this Registration Statement).

*	To be filed by amendment or as an exhibit to a current report on Form 8-K.
†	Filed herewith.

EI-2